Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY AMENDS BANK CREDIT FACILITY

Uncasville, Connecticut, December 12, 2008 – The Mohegan Tribal Gaming Authority (the “Authority”) announced today that it has entered into an amendment to its bank credit facility with its bank lending group, led by Bank of America, N.A., as Administrative Agent. The amendment, which was effective December 10, 2008, received the unanimous consent of the bank lending group. Under the amended agreement:

•	The overall size of the credit facility has been reduced from $1.0 billion, with a $250 million increase option, to $850 million, with a $150 million increase option.

•

Permitted capital expenditures for the Authority’s Project Horizon have been reduced from $950 million to $350 million as a result of the suspension of certain components of the project and certain other investments and capital expenditures have been reduced.

•	Proceeds of the credit facility may now be used to repay the Authority’s 6 3/8% $330 million senior subordinated notes at maturity on July 15, 2009.

•

The Authority’s covenants for total leverage, senior leverage and minimum fixed charge coverage ratios have been modified to conform with the current construction plans for Project Horizon and recent operating trends. Interest rate margins and fee rates have also been modified.

“We are very pleased to have reached this agreement with our syndicate banks which will give MTGA added flexibility to operate through the current challenging economic and market conditions,” said Jeffrey E. Hartmann, Chief Operating Officer of MTGA. “The continued and unanimous support of our bank group demonstrates their confidence in our business and ensures that we have adequate liquidity available to execute our business model.”

About the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut (the “Tribe”), a federally recognized Indian tribe with an approximately 507-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 185-acre site on the Tribe’s reservation. Through its subsidiary, Downs Racing, L.P., the Authority also owns and operates Mohegan Sun at Pocono Downs, a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania and several off-track wagering facilities located elsewhere in Pennsylvania.

The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.1 million square-foot facility, which includes the Casino of the Earth, Casino of the Sky, Casino of the Wind, The Shops at Mohegan Sun, a 10,000-seat Mohegan Sun Arena, a 350-seat Cabaret Theatre, 100,000 square feet of meeting and convention space and the approximately 1,200-room luxury Sky Hotel Tower. The Casino of the Wind opened on August 29, 2008, with approximately 65,000 square feet of additional gaming space and new dining and retail amenities. Mohegan Sun at Pocono Downs opened Project Sunrise on July 17, 2008, a gaming and entertainment facility adjacent to the Phase I gaming facility. The combined facility now includes approximately 2,500 slot machines, several dining options, including a 300-seat buffet and a quick-serve dining area, six retail outlets, three bars/lounges, additional parking and bus amenities. More information about the Authority and its properties can be obtained by visiting www.mtga.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by the use of forward-looking words such as “anticipate,” “expect,” and variations of such words and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. Additional information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2007, as well as in its other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved or will occur.

Press Release, Mohegan Tribal Gaming Authority Uncasville, Connecticut, December 12, 2008

CONTACTS: Mitchell Grossinger Etess Chief Executive Officer Mohegan Tribal Gaming Authority (860) 862-8000	Leo M. Chupaska Chief Financial Officer Mohegan Tribal Gaming Authority (860) 862-8000

2